China Fire Provides Business Updates and New 2010 Guidance
– Backlog currently totals $154 million –
– Forecasts 2010 revenue will grow 66%-78% YoY to $135-145 million –
– Forecasts 2010 net income will grow 89%-105% YoY to $47-49 million –
– Forecasts 2010 EPS will grow 88%-94% YoY to $1.65-$1.70 –

BEIJING, February 8, 2010 -- China Fire & Security Group, Inc. (Nasdaq: CFSG) ("China Fire" or "the Company"), a leading total solution provider of industrial fire protection systems in China, today updates its backlog and 2009 financial forecast, and provides 2010 financial guidance and business strategies.

Driven by the Company’s separately announced $92 million contract win with WISCO, the current backlog has more than doubled to $154 million, from $75 million at the end of September 30, 2009.  Reflecting the timing of the large contract win, the Company anticipates revenue for full year 2009 will be approximately $81-82 million and net income will be approximately $24-25 million or approximately $0.87-$0.89 earnings per diluted share.  Please note that the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2009 has not been completed and changes may result during the completion of the Company's audit.

For the full year 2010, the Company projects revenue will grow 66% - 78% YoY to $135 - $145 million.  Benefiting from higher profitability, net income will likely grow 89% - 105% YoY to $47-49 million, and correspondingly, EPS is forecast to range between $1.65 and $1.70 per diluted share.

“We are very pleased with our great start in 2010, as the initial size and scope of the retrofitting contract was a pioneering endeavor—both in the comprehensiveness and complexity involving live upgrade.  We are very proud of the doubling of our backlog, and we expect to convert a majority of the total backlog to revenue in 2010, which provides us with extra confidence to our strong financial forecasts,” said Mr. Gangjin Li, Chairman and Chief Executive Officer of China Fire.  “Due to the unprecedented size and scope of the retrofit project, the official signing of the contract took a little longer than we had previously expected, and as such, the project did not contribute any revenue in the fourth quarter of 2009.”

2010 Business Strategies
For 2010, China Fire aims to further leverage its total solution business model, proprietary core technology and products, and strong management team to seek innovations in total solution sales, systems and technologies, and project management and to achieve accelerated growth with significantly lower cost.  The Company intends to achieve its goals through the following key strategies:

1.	Continue to develop and capture opportunities in providing fire protection total solutions to high end customers in industrial and special purpose infrastructure industries.

a.
In the Iron and Steel industry, China Fire will further expand its major breakthrough in the retrofitting and maintenance services area, to win more contract opportunities from 2010 to 2012, and to capitalize on the industry’s continued consolidation.

b.
China Fire will promptly and selectively expand into new verticals and regional international markets.  New targeted verticals include: conventional power plants, power transmission (grid), nuclear power plants, petroleum and natural gas, petrochemical, transportation (subways, highway tunnels, high speed trains), ships and marine, telecommunications carriers (China Mobile, China Unicom, China Telecom).

2.
Further enhance proprietary product research and development, standardization, industrialization, and intellectual property protection, in order to broaden China Fire’s product portfolio, improve profitability, help penetrate new verticals, and increase product sales through direct and independent third-party channels.

a.	Enhance fire codes in Iron and Steel industry and other new verticals, and initiate improvements on certain current product stands at the national and international level (e.g. FM, UL)

b.
In addition to its core products in industrial fire detection and suppression systems, China Fire will expand its product portfolio by internal development and partnership with third parties, and provide its customers with integrated product development and scaled product manufacturing.

c.	China Fire aims to increase the market share of its integrated products through its total solutions to its customers as well as independent product sales through channels.

3.
Build a strong management platform to support accelerated business growth by improving corporate management capabilities in contract budgeting, financial control and audit, and human resources management.  With the number one brand in China’s fire protection industry, but yet a still relatively small market share, there are ample growth opportunities ahead for China Fire.  As such, the Company will increase its efforts in retaining key employees and attracting new talents from fire protection industry as well other related industries.

4.	Be strategic and opportunistic in Joint Venture, Merger and Acquisition. The objective is to augment the Company’s strong organic growth strategy.

About China Fire & Security Group, Inc.
China Fire & Security Group, Inc. (NASDAQ: CFSG), through its wholly owned subsidiary, Sureland Industrial Fire Safety Limited ("Sureland"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sales and maintenance services of a broad product portfolio including detectors, controllers, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in iron and steel, power, petrochemical and transportation industries throughout China. China Fire has a seasoned management team with strong focus on standards and technologies. Currently, China Fire has a comprehensive portfolio of patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 600 employees in more than 30 sales and project offices throughout China. For more information about the Company, please go to http://www.chinafiresecurity.com .

Cautionary Statement Regarding Forward Looking Information
This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" are contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

     China Fire & Security Group, Inc.
     Investor Relations Department
     Tel:   +86-10-8441-7400
     Email: ir@chinafiresecurity.com

     ICR, Inc.
     In China:
     Michael Tieu
     Tel:   +86-10-6599-7960
     Email: michael.tieu@icrinc.com

     In the U.S.:
     Bill Zima
     Phone:  +1-203-682-8200
     Email: bill.zima@icrinc.com